Exhibit 11

Goodwin Procter LLP
Counselors at Law
Exchange Place
Boston, MA 02109
T: 617.570.1000
F: 617.523.1231

901 New York Avenue NW
Washington, DC 20001
T: 202.346.4000
F: 202.346.4444

May 25, 2011

Thrivent Mutual Funds

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Re:	Thrivent Mutual Funds

Registration Statement on Form N-14

File No. 811-05075

Ladies and Gentlemen:

We have been asked to render our opinion with respect to the issuance of shares of beneficial interest, $0.01 par value per share (the “Shares”), each share representing an interest in Thrivent Partner Worldwide Allocation Fund (the “Fund”), a series of Thrivent Mutual Funds (the “Trust”), a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust.” The Shares will be issued and sold pursuant to an Agreement and Plan of Reorganization by and between the Trust, on behalf of the Fund, and Thrivent Partner International Stock Fund, another series of the Trust, as described in the prospectus and statement of additional information contained in the Trust’s registration statement on Form N-14 (the “Agreement and Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on representations in the Agreement and Plan and on a certificate of the Secretary of the Trust. We also have assumed that the Shares will be issued and sold in accordance with the terms and conditions set forth in the Agreement and Plan and in any event for not less than the par value per Share, and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

Thrivent Mutual Funds

May 25, 2011

We hereby consent to the filing of this opinion as Exhibit 11 to the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

Goodwin Procter LLP